Exhibit 99.1

SYSTEMAX REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

  Announces Consolidation of United States Consumer Brands; Exit from the PC Manufacturing Business; New European Shared Services Center

PORT WASHINGTON, NY, November 1, 2012 – Systemax Inc. (NYSE: SYX) today announced financial results for the third quarter and nine months ended September 30, 2012.

Performance Summary (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales	$846.3	$900.2	$2,609.4	$2,702.2
Gross profit	$119.0	$131.3	$367.7	$390.7
Gross margin	14.1%	14.6%	14.1%	14.5%
Special charges (gains), net	$2.0	$0.4	$6.1	$(6.1)
Operating income (loss) from continuing operations	$(1.9)	$19.3	$6.9	$59.8
Operating margin from continuing operations	(0.2)%	2.1%	0.3%	2.2%
Diluted earnings per share	$0.38	$0.29	$0.51	$1.07
Special charges (gains), net, per diluted share, after tax	$0.03 *	$0.01	$0.13 *	$(0.11)

* Excludes the tax impact of valuation allowance reversals.

Richard Leeds, Chairman and Chief Executive Officer, commented, “Our third quarter results reflect a continuation of the trends we witnessed in the first two quarters of this year. As in the second quarter, we essentially broke even on a consolidated basis if you exclude special charges. Our B2B operations continue to grow nicely, as we notched our 10th straight quarter of 25% or better growth in Industrial Products and in our European B2B business we recorded 11% growth on a constant currency basis, despite the challenging regional economic environment.  As good as these results were, they were unfortunately more than offset by continued weakness in our North American consumer business.  The weakness is largely driven by industry trends that include soft demand for PCs and a number of consumer electronics products.  We are taking steps to improve our ability to navigate this environment by making significant operational improvements with a focus on driving our long-term top and bottom line results.  Our business is supported by a very strong balance sheet with a healthy cash position, providing us with ample liquidity as we execute on our strategic plan.”

Operational Initiatives:

The Company is executing on a number of efforts to simplify its business and improve its focus on optimizing its performance and competitive position.  This includes the following initiatives:

•
United States Technology Brands:  In early Q4, the Company conducted an evaluation of its multi-brand United States consumer strategy and the intangible assets used in that strategy and on October 31, 2012 its Board of Directors concluded that the Company’s future North American consumer business would be optimized by consolidating its United States consumer operations under TigerDirect, its leading and largest brand.  Accordingly, the Company will record one- time, non-cash impairment charges related to the intangible assets of CompUSA and Circuit City of approximately $34 million, pre-tax, in the fourth quarter of 2012.

•
PC Manufacturing Business:  In early Q4, the Company conducted an evaluation of its PC manufacturing operations and on October 31, 2012 its Board of Directors concluded that the Company’s future North American technology results will be enhanced by exiting the computer manufacturing business.  The Company will continue service and support for its previously sold PCs.  As a result of exiting this business, the Company expects to incur aggregate one-time charges of approximately $6 to $8 million, pre tax, in the fourth quarter of 2012 and during 2013 for asset impairment, exit and severance expenses.  The Company anticipates that the opportunity benefit of strengthening its strategic relationships with vendor partners within the desktop PC category should provide improved profitability of between $1 and $2 million, pre tax, on an annual basis.

•
European Shared Services Center:  To facilitate the continued growth of its European Technology business, the Company intends to open a shared services center in Eastern Europe in 2013.  This new facility, approved by the Company’s Board of Directors on October 31, 2012, will provide certain administrative and back office services and will help drive operational efficiencies and better serve the Company’s pan-European operating strategy.  The Company expects that one-time exit, severance and startup costs in order to implement the shared services center, as well as other cost reduction initiatives in Europe anticipated to occur in the fourth quarter of 2012 and the first quarter of 2013, will aggregate between $14 and $16 million, pre tax, during the fourth quarter of 2012 and during 2013 and that it will realize a reduction in its cost structure between $9 and $11 million, pre tax, on an annual basis after implementation of the shared services center.

“We continue to review our business from a strategic level to ensure we are optimizing our performance and enhancing our competitive position,” added Leeds. “We harvested significant value from the CompUSA and Circuit City acquisitions and are now moving forward with a single and unified consumer platform in the United States that will drive efficiencies in advertising and customer acquisition.  In addition, exiting the PC manufacturing business will allow us to focus resources on our growth opportunities and other strategic initiatives, including the continued investment in our growing European Technology business.  These actions, combined with ongoing efforts to improve efficiencies throughout the Company will better position us to address our challenges, strengthen our operations and drive our future performance.”

Third Quarter 2012 Financial Highlights:

●	Consolidated sales decreased 6.0% to $846.3 million in U.S. dollars. On a constant currency basis, sales decreased 3.3%.
●	Business to business channel sales grew 3.8% to $526.8 million in U.S. dollars. On a constant currency basis, sales grew 8.8%. On a “same store” and constant currency basis, sales grew 9.0%.
●	Consumer channel sales declined 18.6% to $319.5 million in U.S. dollars. On a constant currency basis, sales declined 19.2%. On a “same store” and constant currency basis, sales declined 19.6%.
●
Special charges incurred were approximately $2.0 million, on a pre-tax basis, or $0.03 per diluted share after tax, consisted of $1.7 million in patent settlements with non-practicing entities and $0.3 million of legal and professional fees related to the previously disclosed investigation and settlement with a former officer and director and severance charges recorded in the Technology Products segment.

●
Operating loss from continuing operations, which includes $2.0 million of special charges, was $1.9 million, compared to operating income from continuing operations of $19.3 million in the third quarter of 2011.  The decline was primarily a result of the performance of the Company’s North America technology consumer business and special charges previously mentioned.

●
Valuation allowances of approximately $15.1 million were reversed in the third quarter, positively impacting net income per diluted share by $0.41. These valuation allowances were related to the deferred tax assets of the Company’s subsidiary in France. Demonstrated and projected profitable results in the subsidiary’s operations caused the valuation allowances to be deemed no longer necessary.

●	Earnings per share (EPS) was $0.38.

Nine Months 2012 Financial Highlights:

●	Consolidated sales declined 3.4% to $2.6 billion in U.S. dollars. On a constant currency basis, sales declined 1.3%.
●	Business to business channel sales increased 6.0% to $1.6 billion in U.S. dollars. On a constant currency basis, sales grew 9.6%.
●	Consumer channel sales declined 14.7% to $1.0 billion in U.S. dollars. On a constant currency basis, sales declined 14.5%.
●
Special charges incurred were approximately $6.1 million, on a pre-tax basis, or $0.13 per diluted share after tax, consisted of $1.7 million in patent settlements with non practicing entities and $4.4 million of costs associated with senior staffing changes in our North America technology business, legal and professional fees related to the previously disclosed investigation and settlement with a former officer and director, and costs related to the closing and relocation of one of our smaller distribution centers to a new, significantly larger distribution and call center for our Industrial Products business.

●
Operating income from continuing operations, which includes $6.1 million of special charges, was $6.9 million, compared to operating income from continuing operations of $59.8 million in the first nine months of 2011.  The decline related to the performance of the Company’s North America technology consumer business and special charges previously mentioned.

●
Valuation allowances of approximately $15.1 million were reversed in the third quarter, positively impacting net income per diluted share by $0.41. These valuation allowances were related to the deferred tax assets of the Company’s subsidiary in France. Demonstrated and projected profitable results in the subsidiary’s operations caused the valuation allowances to be deemed no longer necessary.

●	Earnings per share (EPS) was $0.51.

●
Valuation allowances of approximately $15.1 million were reversed in the third quarter, positively impacting net income per diluted share by $0.41. These valuation allowances were related to the deferred tax assets of the Company’s subsidiary in France. Demonstrated and projected profitable results in the subsidiary’s operations caused the valuation allowances to be deemed no longer necessary.

●	Earnings per share (EPS) was $0.51.

Supplemental Channel Sales Summary (in millions)
Channel	Quarter Ended September 30,					Nine Months Ended September 30,
	2012	% of Sales	Change y/y	2011	% of Sales	2012	% of Sales	Change y/y	2011	% of Sales
Business to Business1	$526.8	62%	4%	$507.6	56%	$1,559.1	60%	6%	$1,470.6	54%
Consumer 2	$319.5	38%	-19%	$392.6	44%	$1,050.3	40%	-15%	$1,231.6	46%
Consolidated Sales	$846.3	100%	-6%	$900.2	100%	$2,609.4	100%	-3%	$2,702.2	100%

1 Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial
   Products and Corporate segments
2 Includes sales from retail stores, consumer websites, inbound call centers and television shopping

Supplemental “Same Store” Channel Growth1 – Q3 2012 vs. Q3 2011
Channel	Change
Business to Business	9%
Consumer	-20%
Consolidated Sales	-3%

1 Excludes revenue at retail stores, websites and call centers operating for less than 14 full months as of the beginning of the current comparison period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended September 30,					Nine Months Ended September 30,
	2012	% of Sales	Change y/y	2011	% of Sales	2012	% of Sales	Change y/y	2011	% of Sales
Computers	$251.9	30%	-10%	$279.7	31%	$752.3	29%	1%	$741.5	28%
Computer Accessories & Software	$233.8	27%	-6%	$247.5	27%	$731.0	28%	-5%	$769.1	28%
Consumer Electronics	$132.7	16%	-21%	$167.0	19%	$447.3	17%	-18%	$543.4	20%
Industrial Products	$110.4	13%	27%	$87.0	10%	$303.6	12%	28%	$236.6	9%
Computer Components	$93.3	11%	-6%	$99.5	11%	$301.4	11%	-14%	$348.5	13%
Other	$24.2	3%	24%	$19.5	2%	$73.8	3%	17%	$63.1	2%
Consolidated Sales	$846.3	100%	-6%	$900.2	100%	$2,609.4	100%	-3%	$2,702.2	100%

Supplemental Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended September 30,					Nine Months Ended September 30,
	2012	% of Sales	Change y/y	2011	% of Sales	2012	% of Sales	Change y/y	2011	% of Sales
Technology Products	$734.7	87%	-10%	$812.3	90%	$2,302.2	88%	-7%	$2,463.3	91%
Industrial Products	$110.4	13%	27%	$87.0	10%	$303.6	12%	28%	$236.6	9%
Corporate and Other	$1.2	-	33%	$0.9	-%	$3.6	-	57%	$2.3	-%
Consolidated Sales	$846.3	100%	-6%	$900.2	100%	$2,609.4	100%	-3%	$2,702.2	100%

Working capital increased by $13.6 million to $368.3 million and cash and cash equivalents increased by $36.2 million to $133.5 million as of September 30, 2012. The Company had availability under its credit facility of approximately $113.6 million and total cash and available liquidity of approximately $247.1 million as of September 30, 2012.  Short and long-term debt totaled approximately $8.8 million at September 30, 2012.  The Company’s 2012 tax expense was reduced by the tax benefits related to the reversal of approximately $15.1 million of valuation allowances against deferred tax assets in the Company’s subsidiary in France. Demonstrated and projected profitable results in the subsidiary’s operations caused the valuation allowance to be deemed no longer necessary.

Earnings Conference Call Details
Systemax Inc. will host a teleconference to discuss its third quarter 2012 results today, November 1, 2012 at 5:00 p.m. Eastern Time.  A live webcast of the teleconference will be available on the Company’s website at www.systemax.com in the investor relations section. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.
Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce websites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, MISCO, WStore and Global Industrial.

Forward-Looking Statements
This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

Investor/Media Contacts:
Mike Smargiassi / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
smarg@braincomm.com / nancy@braincomm.com

- ### -

SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30*		September 30*
	2012	2011	2012	2011
Net sales	$846,273	$900,218	$2,609,365	$2,702,240
Cost of sales	727,276	768,906	2,241,704	2,311,554
Gross profit	118,997	131,312	367,661	390,686
Gross margin	14.1%	14.6%	14.1%	14.5%
Selling, general and administrative expenses	118,914	111,610	354,651	337,019
Special charges (gains), net	2,019	443	6,117	(6,128)
Operating income (loss) from continuing operations	(1,936)	19,259	6,893	59,795
Operating margin	(0.2)%	2.1%	0.3%	2.2%
Interest and other (income) expense, net	181	1,972	1,828	511
Income (loss) from continuing operations before income taxes	(2,117)	17,287	5,065	59,284
Provision (benefit) for income taxes	(16,002)	6,510	(13,920)	19,292
Effective tax rate	755.9%	37.7%	274.8%	32.5%
Net income from continuing operations	13,885	10,777	18,985	39,992
Net margin from continuing operations	1.6%	1.2%	0.7%	1.5%
Net loss from discontinued operations**	40	(148)	(213)	(238)
Net income	$13,925	$10,629	$18,772	$39,754
Per share amounts
Earnings from continuing operations
Basic earnings per share	$0.38	$0.29	$0.51	$1.09
Diluted earnings per share	$0.38	$0.29	$0.51	$1.08
Net earnings
Basic earnings per share	$0.38	$0.29	$0.51	$1.08
Diluted earnings per share	$0.38	$0.29	$0.51	$1.07

Weighted average common and common equivalent shares:
Basic	36,973	36,547	36,908	36,840
Diluted	37,012	36,720	37,025	37,169

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
	September 30	December 31
	2012	2011
Current assets:
Cash and cash equivalents	$133,470	$97,254
Accounts receivable, net	269,504	268,980
Inventories	311,238	372,244
Prepaid expenses and other current assets	47,169	38,678
Total current assets	761,381	777,156
Property, plant and equipment, net	71,100	70,699
Goodwill, intangibles and other assets	80,715	66,695
Total assets	$913,196	$914,550

Current liabilities:
Short-term debt	$2,799	$2,552
Accounts payable and accrued expenses	390,314	419,900
Total current liabilities	393,113	422,452
Long-term debt	6,029	7,133
Other liabilities	33,155	30,673
Shareholders’ equity	480,899	454,292
Total liabilities and shareholders’ equity	$913,196	$914,550

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarter ended on September 29, 2012. The third quarters of both 2012 and 2011 included 13 weeks. The nine months of both 2012 and 2011 included 39 weeks. Certain prior period amounts have been reclassified to conform to current year presentation.
** We announced plans to exit the Software Solutions segment during the second quarter of 2009. The third party business activities of Software Solutions ended during the second quarter of 2012 and all current and prior year results for this segment are now included in discontinued operations.